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Exhibit 10.17

                                   YARN PURCHASE AGREEMENT


        This YARN PURCHASE AGREEMENT is entered into as of January 1, 1999 between PARKDALE AMERICA, LLC, hereinafter referred to as "Parkdale", and CONE MILLS CORPORATION, hereinafter referred to as "Cone".

        Parkdale agrees to sell and Cone agrees to purchase yarns meeting the specifications spelled out in attached Schedule A beginning April 1, 1999 and continuing through December 31, 2004.

IT IS AGREED:

1.      QUANTITIES.

               Cone's projected weekly requirements for each of the yarn counts are stated in Schedule A for karded cotton ringspun. Parkdale agrees to supply up to these quantities at the conversion prices set forth in Schedule A plus any additional requirements at those prices. Actual weekly shipments will be coordinated by the schedulers for the parties. Cone agrees to purchase from Parkdale all requirements for these yarns in excess of internal production. Cone is not required to order any minimum amount of yarn while this agreement remains in effect.

               Should Cone's requirements increase significantly over projections stated in Schedule A or should Cone desire additional denim yarns in excess of its internal production at the expiration of its other outside denim yarn contracts, Parkdale shall have a right of first refusal for all such additional denim yarns that it is willing to supply at competitive prices and quality in the quantity desired. Notwithstanding the above, the parties agree that nothing contained herein prevents Cone from entering into a joint venture outside the United States which manufactures these yarns. However, should Cone invest in such a joint venture it will not use its production of these yarns in the manufacture of denim in the United States unless Cone owns 50% or more of the joint venture so as to make the joint venture the equivalent of internal capacity. Moreover, the parties agree that nothing contained herein prevents Cone from otherwise increasing its internal yarn capacity for these yarns. Should Cone decide to build a new plant to increase such capacity, it will give Parkdale written notice of at least one year prior to





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        the expected completion date. In addition, the parties agree that nothing contained herein prevents Cone from contracting with third parties for the purchase of fabric containing karded cotton ringspun yarn without regard to the yarn source or from contracting with third parties to weave fabric containing karded cotton ringspun yarn supplied to Cone or assigned by Cone pursuant to this agreement.

               Cone will provide Parkdale with a rolling three months projection of yarn requirements covered by this agreement. The parties agree that such projections are good faith estimates only and actual requirements may vary significantly from the projections. Therefore, nothing in this agreement constitutes a "take or pay" obligation on the part of Cone.

2.      PRICES.

        Yarn prices per pound shall be determined as follows:

        o Cost of cotton content is based upon cotton price as fixed by Cone plus no basis points times waste factor as stated in Schedule A.

        o      Conversion costs as listed in Schedule A.

3.      COTTON PRICE FIXATIONS AND REIMBURSEMENT PAYMENTS.

               Except as otherwise may be agreed by the parties for the year 1999, Parkdale is responsible for purchasing the cotton. Cone is responsible for fixing the cotton price. For 1999, the transition from Cone's previously acquired cotton position to Parkdale's responsibility for purchasing cotton shall be managed by Marvin Woolen of Cone or as otherwise designated in writing by Cone.

        3.A All fixation orders and executions of orders must be confirmed in writing. Cone will provide fixation orders by contract months that are currently being traded and in multiples of 100 bales.

        3.B In the event that the cotton content of the yarn deliveries are less than the number of bales fixed for the quarter, the average of the excess cotton fixation will be rolled forward to the next quarter having an open cotton position. If the cotton content of the yarn






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               deliveries is greater than the bales fixed for the quarter, cotton fixation will be rolled back from the upcoming quarter.

        3.C. Should Cone fail to exercise its right to fix the price as contemplated by paragraph 3.A above, Parkdale has the right to fix the cotton price for the coming quarter's yarn requirements.

        3.D The individual responsible for price fixation orders and executions shall be Marvin Woolen or as otherwise designated in writing by Cone.

        3.E Parkdale agrees to provide a status report each week of yarn deliveries against cotton price fixations.

        3.F. With respect to any cotton rebate or reimbursement program, such as the Step 2 program, which may be or become in effect during this agreement, the parties agree as follows:
               Cone shall receive the benefit as it relates to cotton contained in the yarn purchased by Cone pursuant to this agreement. Each month Parkdale will send Cone a report detailing the net pounds of cotton contained in these yarns eligible for payment reimbursement. Net pounds will be calculated by subtracting returned pounds from shipped pounds. The net pounds will then be multiplied by the reimbursement payment to determine the total amount payable to Cone each week. Within ten (10) days of the end of each quarter, Parkdale will write Cone a check reimbursing the total payment reimbursement for the quarter. Should any cotton rebate or reimbursement program be in effect for which this calculation and reimbursement to Cone is not workable, then the parties agree that a procedure will be developed to assure that Cone shall receive an economic benefit as close to what would be realized under this paragraph as possible.

4.      TERM.

               Unless terminated sooner upon the mutual agreement of the parties, this agreement shall remain in effect until December 31, 2004, and shall continue for successive renewal terms of one calendar year each thereafter, unless at least one year in advance of the commencement of the renewal term a party gives notice to the other party of its election to terminate the agreement.






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5.      ASSIGNMENT.

               None of the rights or obligations under this agreement shall be assigned or deleted without the express written consent of each party, which consent shall not be unreasonably withheld. Notwithstanding this, Cone shall have the right to assign all or a portion of the entitlements under this agreement to a third party greige weaver who will produce fabric for the account of Cone. Any such third party would be required to agree to abide by the confidentiality provisions of paragraph 15 below, and Cone and Parkdale will otherwise develop a mutually agreeable procedure to protect the confidential nature of this transaction.

6.      SPECIFICATIONS.

               Any changes in specifications of the yarn counts covered in Schedule A that result in an increase or decrease in Parkdale's manufacturing costs must be mutually agreed to in writing upon before commencement of manufacture. These changes will also be reflected in the yarn prices.

7.      PAYMENT.

               All invoices are payable net cash thirty (30) days in U. S. dollars. Terms are F.O.B. Parkdale's Hillsville, Virginia plant unless otherwise mutually agreed to by the parties.

8.      COVER OPTION.

               Should Parkdale for any reason be unable to fulfill the conditions of this contract, Parkdale will be responsible for purchasing yarn from a reliable supplier and delivering such yarn to Cone under the terms and conditions of this contract. Parkdale shall notify Cone thirty
        (30) days in advance should this become necessary.

9.      WARRANTY.

               Parkdale warrants that the yarn supplied hereunder shall conform to the specifications set forth in Schedule A. These specifications may be changed from time to time upon agreement in writing between the parties. In addition, yarn supplied hereunder will meet the requirements of Levi Strauss. Parkdale further represents and warrants that it shall pass good title to the yarn, free and clear of any liens, security interests, claims or other




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        encumbrances, to Cone and the yarn shall be free from defects of material and workmanship. With respect to any defects in the yarn used by Cone, Cone shall be entitled to damages in an amount necessary to make Cone whole limited to Cone's cost excluding profits. Parkdale further represents and warrants that the use or sale of the yarn delivered hereunder will not infringe the claims of any United States patent covering the yarn. Parkdale further represents and warrants that all yarn delivered hereunder is or will be produced in compliance with requirements of the Fair Labor Standards Act of 1938 as amended.

10.     INSPECTION AND REJECTION.

               Cone will notify Parkdale as soon as possible if yarn deliveries vary from the specifications contained herein. All non-conforming yarns will be returned to Parkdale.

11.     INVENTORY AVAILABILITY.

               Parkdale agrees to maintain an inventory of each of the yarns covered by this contract equal to three (3) days requirements.

12.     PACKAGING.

               Yarn shall be delivered on pallets. All packaging materials will be returned to Parkdale at their expense. Yarn performance data will accompany each shipment.

13.     ADDITIONS OR DELETIONS OF YARN COUNTS.

               Cone may elect to discontinue a given yarn count or to add a yarn count to this contract. However, negotiations on waste factors and conversion costs must be mutually agreed upon prior to adding a yarn count. All such changes will be reflected on a revised Schedule A.

14.     GOVERNING LAW.

               This agreement has been executed in the State of North Carolina and the parties agree that the rights and obligations of the parties shall be governed by North Carolina law.








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15.     CONFIDENTIALITY.

               Neither Parkdale nor Cone shall use or disclose to any third party (other than any assignee by Cone permitted under paragraph 5 above) any information related to this agreement or the transactions contemplated hereby, except as is required to be disclosed by applicable law or becomes generally available to the public other than through a breach of this agreement, or for transactions specifically contemplated by this agreement.



        Each of the parties hereto has caused this Agreement to be executed by its appropriate officer as of the day and year first above written.


PARKDALE AMERICA, LLC                       CONE MILLS CORPORATION

By:   /s/  W. Duke Kimbrell                 By:    /s/  John L. Bakane
      ---------------------                        -------------------
            W. Duke Kimbrell                            John L. Bakane

Title: Chief Executive Officer              Title:  Chief Executive Officer



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Schedule A containing technical specifications, committed quantities, and conversion prices has been omitted because of its competitive nature. A copy will be furnished to the Commission upon request.